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                                                                    Exhibit 99.1

                         COMPENSATION COMMITTEE CHARTER
                                       OF
                          CONSOLIDATED WATER CO. LTD.



I.       COMPOSITION AND QUALIFICATIONS

         The Compensation Committee (the "Committee") of the Board of Directors (the "Board) of Consolidated Water Co. Ltd. (the "Company") shall be comprised of not less than three (3) members of the Board, each of whom is determined by the Board to be "independent" under the rules of the Nasdaq Stock Market, Inc. ("Nasdaq"). However, one (1) member of the Board may serve as a member of the Committee for a period of no longer than two (2) years who does not qualify as "independent" under Nasdaq Rule 4200 if the Board determines that such person's membership on the Committee is required in the best interest of the Company and its stockholders.

II.      APPOINTMENT AND REMOVAL

         The members of the Committee shall be appointed by the Board and shall serve until such member's successor is duly elected and qualified or until such member's earlier resignation or removal. A member of the Committee may be removed, with or without cause, by a majority vote of the Board.


III.     DUTIES

         The duties of the Committee are as follows:

         1. Discharge the Board's responsibilities to the stockholders and investment community relating to the compensation of the Company's executive officers;

         2. Review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer and other executive officers;

         3. Review and evaluate the performance of the Chief Executive Officer and other executive officers and other key employees of the Company in light of the goals and objectives of the Company, and either as a committee or together with the other independent directors (as directed by the Board) determine and approve their annual compensation packages, including base salaries, cash bonuses, stock options and other stock-based incentives, based on these evaluation;



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         4.       Monitor the effectiveness of benefit plan offerings and
                  approve changes where appropriate;

         5. Make an annual report on executive compensation in the Company's annual proxy statement or annual report on Form 10-K as required by the rules of the U.S. Securities and Exchange Commission and other regulatory bodies;

         6. Review and approve, or recommend to the full Board, its annual retainer and compensation plans and equity-based plans in which non-executive members of the Board are eligible to participate;

         7. Supervise and oversee the administration of the Company's incentive compensation programs.

         8.       Review management proposals to;

                  A. designate employees for incentive compensation programs; and

                  B.       approve new benefit plans;

         9.       Report regularly to the Board;

                  A.       following meetings of the Committee;

                  B. with respect to those matters that are relevant to the Committee's discharge of its responsibilities; and

                  C. with respect to those recommendations that the Committee may deem appropriate.

                  The report to the Board may take the form of an oral report by the Chairman of the Committee or any other member of the Committee designated by the Committee to make such report.

         10. The Committee shall review and reassess periodically the adequacy of this Charter and recommend to the Board any improvements to this Charter that the Committee considers necessary or valuable.


IV.      MEETINGS

         The Committee shall meet at such times as the Committee shall consider appropriate to fulfill its duties and responsibilities.




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V.       ADVISORS

         The Committee shall have the exclusive authority, at the expense of the Company, to retain and terminate:

         1. executive compensation consultants, including the fees and other terms of their engagements, to advise on the evaluation and compensation of the members of the Board, the Chief Executive Office and other executive officers of the Company; and

         2. such outside counsel and other advisors as it deems appropriate in its sole discretion.













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